As filed with the Securities and Exchange Commission on February 26, 2025

Registration No. 333-260680
Registration No. 333-263803
Registration No. 333-270367
Registration No. 333-270368
Registration No. 333-277817
Registration No. 333-279931

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-260680

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263803

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270367

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270368

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-277817

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-279931

UNDER

THE SECURITIES ACT OF 1933

Sonendo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5041718
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

26061 Merit Circle, Suite 102 Laguna Hills, CA	92653
(Address of Principal Executive Offices)	(Zip Code)

2007 Stock Plan
2017 Stock Incentive Plan
2021 Incentive Award Plan
2021 Employee Stock Purchase Plan
2023 Employment Inducement Incentive Award Plan

(Full Title of the Plan)

Bjarne Bergheim

President and Chief Executive Officer

26061 Merit Circle, Suite 102

Laguna Hills, CA 92653

(949) 766-3636

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael Sanders

Anne G. Peetz

Reed Smith LLP

1901 Avenue of Stars, Suite 700

Los Angeles, CA 90067-6078

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENTS

AND

DEREGISTRATION OF UNSOLD SECURITIES

Sonendo, Inc. (the “Company”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Forms S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all of the Company’s securities registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the number of securities listed as being registered pursuant to each Registration Statement listed below does not take into account corporate actions, such as stock splits, taken in the interim):

•
Registration Statement No. 333-260680, filed with the SEC on November 2, 2021, registering an original, aggregate of 6,477,589 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the Company’s 2007 Stock Plan, 2017 Stock Incentive Plan, 2021 Incentive Award Plan, and 2021 Employee Stock Purchase Plan;

•
Registration Statement No. 333-263803, filed with the SEC on March 23, 2022, registering an additional, aggregate of 1,577,390 shares of Common Stock issuable under the Company’s 2021 Incentive Award Plan and 2021 Employee Stock Purchase Plan;
•
Registration Statement No. 333-270367, filed with the SEC on March 8, 2023, registering an additional, aggregate of 2,998,456 shares of Common Stock issuable under the Company’s 2021 Incentive Award Plan and 2021 Employee Stock Purchase Plan;
•
Registration Statement No. 333-270368, filed with the SEC on March 8, 2023, registering an original 750,000 shares of Common Stock issuable under the Company’s 2023 Employment Inducement Incentive Award Plan;
•
Registration Statement No. 333-277817, filed with the SEC on March 11, 2024, registering an additional, aggregate of 3,812,847 shares of Common Stock issuable under the Company’s 2021 Incentive Award Plan and 2021 Employee Stock Purchase Plan; and
•
Registration Statement No. 333-279931, filed with the SEC on June 4, 2024, registering an additional 1,000,000 shares of Common Stock issuable under the Company’s 2023 Employment Inducement Incentive Award Plan.

On April 11, 2024, the New York Stock Exchange LLC (the “NYSE) filed a Form 25 with the SEC to complete the delisting of the Common Stock from the NYSE. The Company thereafter traded on OTC Markets Group Inc.’s (“OTC”) OTCQX U.S. tier (the “OTCQX”). On February 7, 2025, the Company no longer met the continued listing requirements of the OTCQX, and therefore, the Common Stock was moved from the OTCQX to the OTC Pink market. The Company intends to file a Form 15 with the SEC to notify the SEC of its suspended reporting obligation under Section 15(d) of the Securities Exchange Act of 1934 on or about February 26, 2025.

As a result of the delisting and deregistration of the Company’s securities, the Company is terminating all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statements to remove from registration all securities, as applicable, registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laguna Hills, State of California, on this 26th day of February, 2025.

Sonendo, Inc.

By:	/s/ Bjarne Bergheim
Name:	Bjarne Bergheim
Title:	President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act of 1933, as amended.